 Exhibit 99.1

Soluna Holdings Announces August Site Level Financials

Despite Continued Low BTC Price Environment and Energy Market Volatility, Soluna Continues to Deliver Healthy Results and Remains Focused on Energizing Dorothy

ALBANY, NY, September 23, 2022 - Soluna Holdings, Inc. (“SHI” or the “Company”), (NASDAQ: SLNH), the parent company of Soluna Computing, Inc. (“SCI”), a developer of green data centers for cryptocurrency mining and other intensive computing, today announced the release of its August site level financials.

Michael Toporek, CEO of Soluna Holdings, stated, “Soluna continues to deliver healthy hashrate and margins despite low BTC prices and energy market volatility. Near term, we are focused on energizing the first 50MW of our next generation Dorothy Facility as it gets Soluna to scale. Our development pipeline continues to grow as renewable power producers continue to see computing power as their preferred curtailment solution.”

Key Summary Highlights:

●	BTC Production Increases Despite Volatile Market

o	BTC Equivalent Mined increased by 6% while BTC prices increased about 4% from July to August

o	Peak hashrate remained above 1EH/s

●	Cash Contribution Margins Remain Healthy

o	20% Consolidated cash contribution margins despite low BTC environment and high energy costs

▪	26% cash contribution prop mining margins slightly offset by weaker hosting margins

●	10MW Hosting Agreement at Marie renewed with key new terms

o	Contract has been restructured to be more responsive to energy fluctuations

o	Anticipated hosting margins with new contract expected to increase

Revenue & Contribution Margin Summary:

* all numbers below exclude Legacy hosting

** August & July Adj. Cash Contribution Margins Normalized to June FCA costs - See pg. 21 of presentation for details

** Excluding FCA cost adjustment July Cash Contribution Margin was $413

($ in 000s, Unaudited)							(Estimate)	(Estimate)
	FY 21	Q12022	April 2022	May 2022	June 2022	Q2 2022	July 2022	August 2022
Revenue	$13,010	$9,264	$3,392	$3,004	$2,280	$8,676	$2,254	$2,447
Cash Contribution Margin	$8,888	$5,206	$2,605	$1,600	$800	$5,005	$433	$413
Cash Contribution Margin (Normalized Power Costs)	$8,888	$5,206	$2,605	$1,600	$800	$5,005	$756**	$877**
Annualized Revenue	$13,010	$37,056	$40,705	$36,044	$27,362	$34,704	$27,043	$29,361
Annualized Contribution Margin	$8,888	$20,824	$31,262	$19,196	$9,599	$20,019	$9,076	$10,525

Note: Represents non-GAAP financial metrics.

A presentation and corresponding video is available on the Company’s website at:

https://www.solunacomputing.com/investors/updates/august2022flash/

About Soluna Holdings, Inc (SLNH)

Soluna Holdings, Inc. is the leading developer of green data centers that convert excess renewable energy into global computing resources. Soluna builds modular, scalable data centers for computing intensive, batchable applications such as cryptocurrency mining, AI and machine learning. Soluna provides a cost-effective alternative to battery storage or transmission lines. Soluna uses technology and intentional design to solve complex, real-world challenges. Up to 30% of the power of renewable energy projects can go to waste. Soluna’s data centers enable clean electricity asset owners to ‘Sell. Every. Megawatt.’

For more information about Soluna, please visit www.solunacomputing.com or follow us on LinkedIn at linkedin.com/solunaholdings and Twitter @SolunaHoldings.

Contact Information

Philip F. Patman, Jr.

Chief Financial Officer

Soluna Holdings, Inc.

ppatman@soluna.io

+713 906 5705

MZ Contact

Brian M. Prenoveau, CFA

MZ Group – MZ North America

SLNH@mzgroup.us

+561 489 5315